Exhibit 99.1

Elite Pharmaceuticals’ Generic Adderall® Receives Marketing Approval from the Israeli Ministry of Health

NORTHVALE, N.J. – October 10, 2024 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company developing niche generic products, today announced the Israeli Ministry of Health approval for Elite’s generic version of Adderall®, an immediate-release mixed salt of a single entity Amphetamine product (Dextroamphetamine Saccharate, Amphetamine Aspartate, Dextroamphetamine Sulfate, Amphetamine Sulfate) with strengths of 10 mg, 20 mg, and 30 mg tablets. Elite will supply the product to Dexcel Pharma (Or Akiva, Israel), the Company’s exclusive distributor, for the Israeli market. The product is a central nervous system stimulant indicated for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) and Narcolepsy.

Under the License and Distribution Agreement with Dexcel, Elite will manufacture and package the generic product under Dexcel’s label. Dexcel will provide sales, marketing, and distribution at its expense. Dexcel will pay an agreed upon transfer price for the product and share profits under certain conditions. Elite’s generic Adderall® product is jointly owned by Elite and Mikah Pharma LLC. The first shipment is dependent on the timing of licensee orders, DEA quotas and manufacturing, which could take months.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops, manufactures, and distributes niche generic products. Elite’s product lines consist of immediate-release and controlled-release, solid oral dose products, which are marketed under the Elite Laboratories label, as well as pursuant to licenses granted to third-party pharmaceutical marketing and distribution organizations. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations

518-398-6222

Dianne@elitepharma.com